Exhibit 99.1


        NASDAQ Board Extends Conditional Listing of Dell Stock


    ROUND ROCK, Texas--(BUSINESS WIRE)--Aug. 21, 2007--Dell today announced that, on Aug. 17, 2007, the Board of Directors of The NASDAQ Stock Market LLC issued its decision to give the company until Nov. 12, 2007 to file its past due periodic reports and regain compliance with NASDAQ's listing requirements. Dell announced on Aug. 16, 2007 that it expects to file its past due periodic reports by the first week of November.

    About Dell

    Dell Inc. (NASDAQ:DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/conversations. To get Dell news direct, visit www.dell.com/RSS.

    Special Note

    Statements in this press release that relate to future events are forward-looking statements based on Dell's current expectations. Dell's expectation regarding the filing date for its past due periodic reports may differ materially from the actual filing date because of a number of risks and uncertainties, including the risk that additional information may arise during the completion of work on the restatement, the independent auditor's review of the investigation and completion of its audit work, the Audit Committee's final review of the investigation and the restated financial statements, or as a result of other subsequent events and any additional issues or matters arising from the ongoing SEC investigation. Additional discussion of factors affecting Dell's business and prospects is contained in Dell's periodic filings with the Securities and Exchange Commission.


    CONTACT: Dell Inc., Round Rock
             Media Contacts:
             David Frink, 512-728-2678
             david_frink@dell.com
             or
             Bob Pearson, 512-728-3256
             bob_pearson@dell.com
             or
             Investor Contacts:
             Lynn A. Tyson, 512-723-1130
             lynn_tyson@dell.com
             or
             Robert Williams, 512-728-7570
             robert_williams@dell.com